Exhibit 10.1

SIXTH AMENDMENT TO LEASE AGREEMENT

THIS SIXTH AMENDMENT TO LEASE AGREEMENT (this “Sixth Amendment”) is made as of May 31, 2018, by and between ARE-3535/3565 GENERAL ATOMICS COURT, LLC, a Delaware limited liability company (“Landlord”), and FATE THERAPEUTICS, INC., a Delaware corporation (“Tenant”).

RECITALS

A.Landlord and Tenant are now parties to that certain Lease Agreement dated as of December 3, 2009, as amended by that certain First Amendment to Lease Agreement dated as of October 1, 2011, as amended by that certain Second Amendment to Lease Agreement dated as of September 30, 2013, as amended by that certain Third Amendment to Lease Agreement dated as of September 2, 2014, as further amended by that certain Fourth Amendment to Lease dated as of March 2, 2015, and as further amended by that certain Fifth Amendment to Lease Agreement dated as of June 1, 2016 (the “Fifth Amendment”) (as amended, the “Lease”).  Pursuant to the Lease, Tenant leases certain premises consisting of approximately 47,924 rentable square feet (“Existing Premises”) on the first and second floors of that certain building located at 3535 General Atomics Court, San Diego, California.  The Existing Premises are more particularly described in the Lease.  Capitalized terms used herein without definition shall have the meanings defined for such terms in the Lease.

B.Landlord and Tenant desire, subject to the terms and conditions set forth below, to amend the Lease to, among other things, expand the size of the Existing Premises by adding that portion of the first floor of the Building containing approximately 24,197 rentable square feet, as shown on Exhibit A attached to this Sixth Amendment (the “Third Expansion Premises”).

NOW, THEREFORE, in consideration of the foregoing Recitals, which are incorporated herein by this reference, the mutual promises and conditions contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

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Third Expansion Premises.  In addition to the Existing Premises, commencing on the Third Expansion Premises Commencement Date, Landlord leases to Tenant, and Tenant leases from Landlord, the Third Expansion Premises.

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Delivery.  Landlord shall use diligent efforts to achieve Substantial Completion of Landlord’s Work and deliver the Third Expansion Premises (“Delivery” or “Deliver”) to Tenant on or before the Target Third Expansion Premises Commencement Date (which date shall be subject to Force Majeure delays and Tenant Delays).  If Landlord fails to timely Deliver the Third Expansion Premises, Landlord shall not be liable to Tenant for any loss or damage resulting therefrom, and the Lease with respect to the Third Expansion Premises shall not be void or voidable.  As used herein, the terms “Landlord’s Work,” “Tenant Delays” and “Substantial Completion” shall have the meanings set forth for such terms in the work letter attached to this Sixth Amendment as Exhibit B (“Third Expansion Premises Work Letter”).

The “Third Expansion Premises Commencement Date” shall be the earlier to occur of: (i) the date that Landlord delivers the Third Expansion Premises to Tenant, or (ii) the date that Landlord could have delivered to Third Expansion Premises to Tenant but for Tenant Delays.  The “Target Third Expansion Premises Commencement Date” shall be January 1, 2019.  Upon request of Landlord, Tenant shall (absent manifest error) execute and deliver a written acknowledgment of the Third Expansion Premises Commencement Date and the expiration date in a form substantially similar to the form of the “Acknowledgement of Commencement Date” attached to the Lease as Exhibit D; provided, however, Tenant’s failure to execute and deliver such acknowledgment shall not affect Landlord’s rights hereunder.

Except as set forth in the Third Expansion Premises Work Letter: (i) Tenant shall accept the Third Expansion Premises in their condition as of the Third Expansion Premises Commencement Date, subject to all applicable Legal Requirements; (ii) Landlord shall have no obligation for any defects in the Third Expansion Premises; and (iii) Tenant’s taking possession of the Third Expansion Premises shall be conclusive evidence that Tenant accepts the Third Expansion Premises and that the Third Expansion Premises were in good condition at the time possession was taken.

Tenant agrees and acknowledges that, except as otherwise expressly set forth in this Sixth Amendment or the Third Expansion Premises Work Letter, neither Landlord nor any agent of Landlord has made any representation or warranty with respect to the condition of all or any portion of the Third Expansion Premises, and/or the suitability of the Third Expansion Premises for the conduct of Tenant’s business, and Tenant waives any implied warranty that the Third Expansion Premises are suitable for the Permitted Use.

3.

Premises; Rentable Area of Premises and Building.  As of Third Expansion Premises Commencement Date, the defined terms “Premises” and “Rentable Area of Premises” on page 1 of the Lease shall be deleted in their entirety and replaced with the following:

“Premises:  That portion of the Building, containing approximately 72,121 rentable square feet, consisting of (i) approximately 18,813 rentable square feet located on the western half of the second floor of the Building (“Second Floor Premises”), (ii) approximately 4,871 rentable square feet located on the first floor of the Building (“Expansion Premises”), (iii) approximately 24,240 rentable square feet located on the second floor of the Building (“Second Expansion Premises”), and (iv) approximately 24,197 rentable square feet located on the first floor of the Building (“Third Expansion Premises”), all as determined by Landlord, as shown on Exhibit A.”

“Rentable Area of Premises: 72,121 sq. ft.”

As of the date Third Expansion Premises Commencement Date, Exhibit A to the Lease shall be amended to include the Third Expansion Premises as shown on Exhibit A attached to this Sixth Amendment.

4.	Base Rent.

a.Existing Premises.  Tenant shall continue paying Base Rent with respect to the Existing Premises pursuant to the terms of the Lease through June 30, 2023. Commencing July 1, 2023, through December 31, 2023, Tenant shall continue to pay monthly Base Rent at the same rate per rentable square foot that Tenant is required to pay for the month of June 2023.  Commencing on January 1, 2024, and on each January 1st thereafter during the Base Term (each, an “Existing Premises Adjustment Date”), Base Rent payable with respect to the Existing Premises shall be increased by multiplying the Base Rent payable with respect to the Existing Premises immediately before such Existing Premises Adjustment Date by 3% (the “Rent Adjustment Percentage”) and adding the resulting amount to the Base Rent payable with respect to the Existing Premises immediately before such Existing Premises Adjustment Date.  Base Rent with respect to the Existing Premises, as so adjusted, shall thereafter be due as provided herein.

b.Third Expansion Premises.  Commencing on the Third Expansion Premises Commencement Date, Tenant shall pay Base Rent with respect to the Third Expansion Premises in the amount of $4.35 per rentable square foot of the Third Expansion Premises per month.  On each annual anniversary of the Third Expansion Premises Commencement Date (each, a “Third Expansion Premises Adjustment Date”), Base Rent payable with respect to the Third Expansion Premises shall be increased by multiplying the Base Rent payable with respect to the Third Expansion Premises immediately before such Third Expansion Premises Adjustment Date by the Rent Adjustment Percentage and adding the resulting amount to the Base Rent payable

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with respect to the Third Expansion Premises immediately before such Third Expansion Adjustment Date.  Base Rent with respect to the Third Expansion Premises, as so adjusted, shall thereafter be due as provided herein.

Notwithstanding anything to the contrary contained herein, so long as no Default has occurred and is continuing under the Lease, Tenant shall not be required to pay Base Rent with respect to the Third Expansion Premises only for the period commencing on the Third Expansion Premises Commencement Date through the expiration of the 6th month following the Third Expansion Premises Commencement Date (the “Abatement Period”).  Tenant shall commence paying full Base Rent with respect to the Third Expansion Premises, as adjusted pursuant to this Section 4(b), on the first day of the 7th month after the Third Expansion Premises Commencement Date.  Notwithstanding anything to the contrary contained herein, Tenant shall continue to pay Operating Expenses, Utilities and janitorial expenses for the Premises (the Existing Premises and the Third Expansion Premises) during the Abatement Period.  For the avoidance of doubt, during the Abatement Period, Tenant shall be required to pay administration rent each month equal to the amount of the administration rent that Tenant would have been required to pay pursuant to Section 5 of the original Lease in the absence of there being an Abatement Period with respect to Third Expansion Premises.

5.

Tenant’s Share. As of the Third Expansion Premises Commencement Date, the defined terms “Tenant’s Share of Operating Expenses for the Building” and “Tenant’s Share of Operating Expenses for the Project” on page 1 of the Lease shall be deleted in their entirety and replaced with the following:

“Tenant’s Share of Operating Expenses for the Building: 100%”

“Tenant’s Share of Operating Expenses for the Project:  34.58%”

For clarity, the percentage shares set forth above are based upon Tenant’s leasing of 100% of the total rentable square footage of the Building, but specifically excluding the following:  the fitness center, conference center and restaurant (i.e, Green Acres) located within the Building (collectively, the “Building Amenities”). Rather, the square footage of the Building Amenities, along with the square footage of the conference rooms located at 3565 General Atomics Court, are allocated as Common Area among the tenants of the Project.

6.	Security Deposit. As of the date of this Sixth Amendment, the defined term “Security Deposit” on Page 1 of the Lease is deleted in its entirely and replaced with the following:

“Security Deposit:  $177,359.00”

Landlord currently holds a Security Deposit in the amount of $72,102.00 under the Lease.  Concurrently with Tenant’s delivery of a signed original of this Sixth Amendment to Landlord, Tenant shall deliver to Landlord an amended Letter of Credit which increases the amount of the existing Letter of Credit being held by Landlord to $177,359.00 or an additional Letter of Credit in the amount of $105,257.

7.	Base Term. As of the Third Expansion Premises Commencement Date, the defined term “Base Term” on page 1 of the Lease shall be deleted in its entirety and replaced with the following:

“Base Term: Commencing (i) with respect to the Second Floor Premises on June 10, 2010, (ii) with respect to the Expansion Premises on the Expansion Premises Commencement Date, (iii) with respect to the Second Expansion Premises on the Second Expansion Premises Commencement Date, and (iv) with respect to the Third Expansion Premises on the Third

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Expansion Premises Commencement Date, and ending with respect to the entire Premises on the date that is 120 months after the Third Expansion Premises Commencement Date.”

8.	The Alexandria Amenities. Section 8 of the Fifth Amendment is hereby deleted in its entirety and replaced with the following:

“8.The Alexandria Amenities.

a.Generally.  ARE-SD Region No. 17, LLC, a Delaware limited liability company (“The Alexandria Landlord”) has constructed certain amenities at the property owned by The Alexandria Landlord located at 10996 Torreyana Road, San Diego, California (“The Alexandria”), which, as of the date of this Sixth Amendment, include, without limitation, shared conference facilities (“Shared Conference Facilities”), a fitness center (“Fitness Center”) and restaurant (collectively, the “Amenities”) for non-exclusive use by (a) Tenant, (b) other tenants of the Project, (c) Landlord, (d) the tenants of The Alexandria Landlord, (e) The Alexandria Landlord, (e) other affiliates of Landlord, The Alexandria Landlord and Alexandria Real Estate Equities, Inc. (“ARE”), (f) the tenants of such other affiliates of Landlord, The Alexandria Landlord and ARE, and (g) any other parties permitted by The Alexandria Landlord (collectively, “Users”).  Landlord, The Alexandria Landlord, ARE, and all affiliates of Landlord, The Alexandria Landlord and ARE may be referred to collectively herein as the “ARE Parties.”  Notwithstanding anything to the contrary contained herein, Tenant acknowledges and agrees that The Alexandria Landlord shall have the right, at the sole discretion of The Alexandria Landlord, to not make the Amenities available for use by some or all currently contemplated Users (including Tenant).  The Alexandria Landlord shall have the sole right to determine all matters related to the Amenities including, without limitation, relating to the reconfiguration, relocation, modification or removal of any of the Amenities at The Alexandria and/or to revise, expand or discontinue any of the services (if any) provided in connection with the Amenities.  Tenant acknowledges and agrees that Landlord has not made any representations or warranties regarding the availability of the Amenities and that Tenant is not entering into this Sixth Amendment relying on the continued availability of the Amenities to Tenant.

b.License.  Commencing on the Second Expansion Premises Commencement Date, and so long as The Alexandria and the Project continue to be owned by affiliates of ARE, Tenant shall have the non-exclusive right to the use of the available Amenities in common with other Users pursuant to the terms of this Section 8. Fitness center passes shall be issued to Tenant for all full time employees of Tenant employed at the Premises.  Commencing on the Third Expansion Premises Commencement Date, Tenant shall (i) commence paying Landlord a fixed fee (“Amenities Fee”) equal to $0.18 per rentable square foot of the Third Expansion Premises per month, which Amenities Fee shall by payable on the first day of each month during the Term whether or not Tenant elects to use any or all of the Amenities, and (ii) continue paying the Amenities Fee with respect to the Existing Premises in the amount of $0.10 per rentable square foot of the Existing Premises per month, which Amenities Fee shall by payable on the first day of each month during the Term whether or not Tenant elects to use any or all of the Amenities.  The Amenities Fee payable with respect to the Third Expansion Premises and the Existing Premises, respectively, shall be increased annually by 3% including, if applicable, during each Extension Term. Notwithstanding anything to the contrary contained herein, if Tenant exercises its Extension Option under the Lease, then commencing on the commencement date of the Extension Term, Tenant shall commence paying the Amenities Fee with respect to the Existing Premises at the same rate per rentable square foot that Tenant is then paying with respect to the Third Expansion Premises (as adjusted pursuant to this paragraph).

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If both the Shared Conference Facilities and the Fitness Center become materially unavailable for use by Tenant (for any reason other than a Default by Tenant under this Lease or the default by Tenant of any agreement(s) relating to the use of the Amenities by Tenant) for a period in excess of 30 consecutive days, then, commencing on the date that both the Shared Conference Facilities and the Fitness Center in their entirety become materially unavailable for use by Tenant and continuing for the period that both the Shared Conference Facilities and the Fitness Center in their entirety remain materially unavailable for use by Tenant, the Amenities Fee then-currently payable by Tenant shall be abated.

c.Shared Conference Facilities.  Use by Tenant of the Shared Conference Facilities and restaurant at The Alexandria shall be in common with other Users with scheduling procedures reasonably determined by The Alexandria Landlord or The Alexandria Landlord’s then designated event operator (“Event Operator”).  Tenant’s use of the Shared Conference Facilities shall be subject to the payment by Tenant to The Alexandria Landlord of a fee equal to The Alexandria Landlord’s quoted rates for the usage of the Shared Conference Facilities in effect at the time of Tenant’s scheduling.  Tenant’s use of the conference rooms in the Shared Conference Area shall be subject to availability and The Alexandria Landlord (or, if applicable, Event Operator) reserves the right to exercise its reasonable discretion in the event of conflicting scheduling requests among Users.  Tenant hereby acknowledges that (i) Biocom/San Diego, a California non-profit corporation (“Biocom”) has the right to reserve the Shared Conference Facilities and any reservable dining area(s) included within the Amenities for up to 50% of the time that such Shared Conference Facilities and reservable dining area(s) are available for use by Users each calendar month, and (ii) Illumina, Inc., a Delaware corporation, has the exclusive use of the main conference room within the Shared Conference Facilities for up to 4 days per calendar month.

Tenant shall be required to use the food service operator designated by The Alexandria Landlord at The Alexandria (the “Designated Food and Beverage Operator”) for any food and/or beverage service or catered events held by Tenant in the Shared Conference Facilities.  As of the date of this Second Amendment, the Designated Food and Beverage Operator is The Farmer and the Seahorse.  The Alexandria Landlord has the right, in its sole and absolute discretion, to change the Designated Food and Beverage Operator at any time.  Tenant may not use any vendors other than the Designated Food and Beverage Operator nor may Tenant supply its own food and/or beverages in connection with any food and/or beverage service or catered events held by Tenant in the Shared Conference Facilities.

Tenant shall, at Tenant’s sole cost and expense, (i) be responsible for the set-up of the Shared Conference Facilities in connection with Tenant’s use (including, without limitation ensuring that Tenant has a sufficient number of chairs and tables and the appropriate equipment), and (ii) surrender the Shared Conference Facilities after each time that Tenant uses the Shared Conference Facilities free of Tenant’s personal property, in substantially the same set up and same condition as received, and free of any debris and trash.  If Tenant fails to restore and surrender the Shared Conference Facilities as required by sub-section (ii) of the immediately preceding sentence, such failure shall constitute a “Shared Facilities Default.”  Each time that Landlord reasonably determines that Tenant has committed a Shared Facilities Default, Tenant shall be required to pay Landlord a penalty within 5 days after notice from Landlord of such Shared Facilities Default.  The penalty payable by Tenant in connection with the first Shared Facilities Default shall be $200.  The penalty payable shall increase by $50 for each subsequent Shared Facilities Default (for the avoidance of doubt, the penalty shall be $250 for the second Shared Facilities Default, shall be $300 for the third Shared Facilities Default, etc.).  In addition to the foregoing, Tenant shall be responsible for reimbursing The

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Alexandria Landlord or Landlord, as applicable, for all costs expended by The Alexandria Landlord or Landlord, as applicable, in repairing any damage to the Shared Conference Facilities, the Amenities, or The Alexandria caused by Tenant or any Tenant Related Party.  The provisions of this Section 9(c) shall survive the expiration or earlier termination of the Lease.

d.Restaurant.  Tenant’s employees that have been issued an access card to The Alexandria shall have the right, along with other Users, to access and use the restaurant located at The Alexandria.

e.Rules and Regulations.  Tenant shall be solely responsible for paying for any and all ancillary services (e.g., audio visual equipment) provided to Tenant, all food services operators  and any other third party vendors providing services to Tenant at The Alexandria.  Tenant shall use the Amenities (including, without limitation, the Shared Conference Facilities) in compliance with all applicable Legal Requirements and any reasonable rules and regulations imposed by The Alexandria Landlord or Landlord from time to time and in a manner that will not interfere with the rights of other Users.  The use of Amenities other than the Shared Conference Facilities by employees of Tenant shall be in accordance with the terms and conditions of the standard licenses, indemnification and waiver agreement in each case as reasonably required by The Alexandria Landlord or the operator of the Amenities to be executed by all persons wishing to use such Amenities.  Neither The Alexandria Landlord nor Landlord (nor, if applicable, any other affiliate of Landlord) shall have any liability or obligation for the breach of any rules or regulations by other Users with respect to the Amenities.  Tenant shall not make any alterations, additions, or improvements of any kind to the Shared Conference Facilities, the Amenities or The Alexandria.

Tenant acknowledges and agrees that The Alexandria Landlord shall have the right at any time and from time to time to reconfigure, relocate, modify or remove any of the Amenities at The Alexandria and/or to revise, expand or discontinue any of the services (if any) provided in connection with the Amenities.

f.Waiver of Liability and Indemnification.  Tenant warrants that it will use reasonable care to prevent damage to property and injury to persons while on The Alexandria.  Tenant waives any claims it or any Tenant Parties may have against any ARE Parties relating to, arising out of or in connection with the Amenities and any entry by Tenant and/or any Tenant Parties onto The Alexandria, and Tenant releases and exculpates all ARE Parties from any liability relating to, arising out of or in connection with the Amenities and any entry by Tenant and/or any Tenant Parties onto The Alexandria.  Tenant hereby agrees to indemnify, defend, and hold harmless the ARE Parties from any claim of damage to property or injury to person relating to, arising out of or in connection with (i) the use of the Amenities by Tenant or any Tenant Parties, and (ii) any entry by Tenant and/or any Tenant Parties onto The Alexandria, except to the extent caused by the negligence or willful misconduct of ARE Parties.  The provisions of this Section 8(f) shall survive the expiration or earlier termination of the Lease.

g.Insurance.  As of the Expansion Premises Commencement Date, Tenant shall cause The Alexandria Landlord to be named as an additional insured under the commercial general liability policy of insurance that Tenant is required to maintain pursuant to Section 17 of the original Lease.”

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9.	Right to Expand. Section 9 of the Fifth Amendment is hereby deleted in its entirety and replaced with the following:

“9. Right to Expand.

a.Right of First Refusal.  So long as Tenant is then leasing and occupying no less than 100% of the Premises, each time during the Base Term that Landlord intends to accept a written proposal or deliver a proposal or counter proposal which Landlord would be willing to accept (the “Pending Deal”) to lease all or a portion of the ROFR Space (as hereinafter defined) to a third party (for other than fitness, restaurant, conference or event operation, or other amenity uses), Landlord shall deliver to Tenant written notice (the “Pending Deal Notice”) of the existence of such Pending Deal and the material terms of such Pending Deal (which material terms shall include the proposed rental rate for the ROFR Space).  For purposes of this Section 9(a), “ROFR Space” shall mean any space in the Building which, as of the date of the Sixth Amendment is being utilized as an amenity space, which is not occupied by a tenant or which is occupied by a then existing tenant that does not wish to renew (whether or not such tenant has a right to renew) its occupancy of such space.  Tenant shall be entitled to exercise its right under this Section 9(a) only with respect to the entire ROFR Space described in such Pending Deal Notice (“Identified Space”).  Within 10 days after Tenant’s receipt of the Pending Deal Notice, Tenant shall deliver to Landlord written notice (the “Space Acceptance Notice”) if Tenant elects to lease the Identified Space.  Tenant’s right to receive the Pending Deal Notice and election to lease or not lease the Identified Space pursuant to this Section 9(a) is hereinafter referred to as the “Right of First Refusal.”  If Tenant elects to lease the Identified Space described in the Pending Deal Notice by delivering the Space Acceptance Notice within the required 10 day period, Tenant shall be deemed to agree to lease the Identified Space on the same general terms and conditions as the Lease except that the terms of the Lease shall be modified to reflect the terms of the Pending Deal Notice for the rental of the Identified Space.  Tenant acknowledges that the term of the Lease with respect to the Identified Space and the Term of the Lease with respect to the then-existing Premises may not be co-terminous.  Notwithstanding anything to the contrary contained herein, in no event shall the Work Letter, the Second Expansion Premises Work Letter or the Third Expansion Premises Work Letter apply to the Identified Space.  If Tenant fails to deliver a Space Acceptance Notice to Landlord within the required 10 day period, Tenant shall be deemed to have waived its rights under this Section 9(a) to lease the Identified Space, and Landlord shall have the right to lease the Identified Space to any third party on any terms and conditions acceptable to Landlord.  Notwithstanding the foregoing, Tenant’s Right of First Refusal shall be immediately restored, and Landlord shall deliver to Tenant an additional Pending Deal Notice in accordance with this Section 9(a), with respect to the Identified Space if (i) Landlord fails to enter into an agreement to lease the Identified Space to a third party within 6 months after Landlord’s delivery to Tenant of the Pending Deal Notice applicable to such Identified Space (“Free Period”), or (ii) if at any time within such Free Period, Landlord intends to lease the Identified Space to a third party at an effective base rental rate for the Identified Space which is less than 95% of the effective base rental rate provided for in the Pending Deal Notice applicable to such Identified Space. Tenant’s Right of First Refusal shall be ongoing during the Base Term; provided, however that Tenant shall have no right to exercise the Right of First Refusal and the provisions of this Section 9(a) shall no longer apply after the date that is 12 months prior to the expiration of the Base Term if Tenant has not exercised its Extension Right pursuant to Section 10 of the Sixth Amendment or following Tenant’s delivery of a Termination Notice pursuant to Section 11 of the Sixth Amendment.

b.Amended Lease.  If Tenant fails to timely deliver a Space Exercise Notice, then Tenant shall be deemed to have waived its right to Lease such Identified Space subject to the terms of Section 9(a).  If Landlord tenders to Tenant an amendment to the Lease

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setting forth the terms for the rental of the Identified Space consistent with those set forth in the Pending Deal Notice and otherwise consistent with the terms of the Lease and Tenant fails to execute such Lease amendment within 15 business days following such tender, Tenant shall be deemed to have forever waived its right to lease such Identified Space.

c.Exceptions.  Notwithstanding the above, the Right of First Refusal shall, at Landlord’s option, not be in effect and may not be exercised by Tenant:

(i)during any period of time that Tenant is in Default under any provision of the Lease; provided, however, that Landlord has provided written notice to Tenant of such Default in accordance with the Lease; or

(ii)if Tenant has been in Default under any provision of the Lease 3 or more times, whether or not the Defaults are cured, during the 12 month period prior to the date on which Tenant seeks to exercise the Right of First Refusal; provided, however, that Landlord has provided written notice to Tenant of each such Default in accordance with the Lease.

d.Termination.  The Right of First Refusal shall, at Landlord’s option, terminate and be of no further force or effect even after Tenant’s due and timely exercise of the Right of First Refusal if, after such exercise, but prior to the commencement date of the lease of the Identified Space, (i) Tenant fails to timely cure any Default by Tenant under the Lease; or (ii) Tenant has Defaulted 3 or more times during the period from the date of the exercise of the Right of First Refusal to the date of the commencement of the lease of the Identified Space, whether or not such Defaults are cured; provided, however, that in each such case, Landlord has provided written notice to Tenant of each such Default in accordance with the Lease.

e.Rights Personal.  The Right of First Refusal is personal to Tenant and is not assignable without Landlord’s consent, which may be granted or withheld in Landlord’s sole discretion separate and apart from any consent by Landlord to an assignment of Tenant’s interest in the Lease, except that they may be assigned in connection with any Permitted Assignment of the Lease.

f.No Extensions.  The period of time within which the Right of First Refusal may be exercised shall not be extended or enlarged by reason of Tenant’s inability to exercise the Right of First Refusal.”

10.	Right to Extend Term. Section 10 of the Fifth Amendment is hereby deleted in its entirety and replaced with the following:

“10.Right to Extend Term.  Tenant shall have the right to extend the Term of the Lease upon the following terms and conditions:

a.Extension Right.  Tenant shall have 1 right (the “Extension Right”) to extend the term of the Lease for 5 years (the “Extension Term”) on the same terms and conditions as the Lease (other than with respect to Base Rent, the Work Letter, the Second Expansion Premises Work Letter and the Third Expansion Premises Work Letter) by giving Landlord written notice of its election to exercise the Extension Right at least 12 months prior to the expiration of the Base Term of the Lease.

Upon the commencement of the Extension Term, Base Rent shall be payable at the Market Rate (as defined below).  Base Rent shall thereafter be adjusted on each annual anniversary of the commencement of such Extension Term by a percentage as determined by Landlord and agreed to by Tenant at the time the Market Rate is determined.  As used herein, “Market Rate” shall mean the rate that comparable landlords of comparable buildings have accepted in current transactions from non-equity

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(i.e., not being offered equity in the buildings) and nonaffiliated tenants of similar financial strength for space of comparable size, quality (including all Tenant Improvements, Alterations and other improvements) and floor height in Class A laboratory/office buildings in the Torrey Pines area of San Diego for a comparable term, with the determination of the Market Rate to take into account all relevant factors, including tenant inducements, views, available amenities (including, without limitation, the Amenities (as defined in the Lease), age of the Building, age of mechanical systems serving the Premises, parking costs, leasing commissions, allowances or concessions, if any.

If, on or before the date which is 270 days prior to the expiration of the Base Term of this Lease, Tenant has not agreed with Landlord’s determination of the Market Rate and the rent escalations during the Extension Term after negotiating in good faith, Tenant shall be deemed to have elected arbitration as described in Section 10(b).  Tenant acknowledges and agrees that, if Tenant has elected to exercise the Extension Right by delivering notice to Landlord as required in this Section 10(a), Tenant shall have no right thereafter to rescind or elect not to extend the term of the Lease for the Extension Term.

b.Arbitration.

(i)Within 10 days of Tenant’s notice to Landlord of its election (or deemed election) to arbitrate the Market Rate, each party shall deliver to the other a proposal containing the Market Rate that the submitting party believes to be correct (“Extension Proposal”).  If either party fails to timely submit an Extension Proposal, the other party’s submitted proposal shall determine the Base Rent for the Extension Term.  If both parties submit Extension Proposals, then Landlord and Tenant shall meet within 7 days after delivery of the last Extension Proposal and make a good faith attempt to mutually appoint a single Arbitrator (and defined below) to determine the Market Rate.  If Landlord and Tenant are unable to agree upon a single Arbitrator, then each shall, by written notice delivered to the other within 10 days after the meeting, select an Arbitrator.  If either party fails to timely give notice of its selection for an Arbitrator, the other party’s submitted proposal shall determine the Base Rent for the Extension Term.  The 2 Arbitrators so appointed shall, within 5 business days after their appointment, appoint a third Arbitrator.  If the 2 Arbitrators so selected cannot agree on the selection of the third Arbitrator within the time above specified, then either party, on behalf of both parties, may request such appointment of such third Arbitrator by application to any state court of general jurisdiction in the jurisdiction in which the Premises are located, upon 10 days prior written notice to the other party of such intent.

(ii)The decision of the Arbitrator(s) shall be made within 30 days after the appointment of a single Arbitrator or the third Arbitrator, as applicable.  The decision of the single Arbitrator shall be final and binding upon the parties.  The average of the two closest Arbitrators in a three Arbitrator panel shall be final and binding upon the parties.  Each party shall pay the fees and expenses of the Arbitrator appointed by or on behalf of such party and the fees and expenses of the third Arbitrator shall be borne equally by both parties.  If the Market Rate is not determined by the first day of the Extension Term, then Tenant shall pay Landlord Base Rent in an amount equal to the Base Rent in effect immediately prior to the Extension Term and increased by the Rent Adjustment Percentage until such determination is made.  After the determination of the Market Rate, the parties shall make any necessary adjustments to such payments made by Tenant.  Landlord and Tenant shall then execute an amendment recognizing the Market Rate for the Extension Term.

(iii)An “Arbitrator” shall be any person appointed by or on behalf of either party or appointed pursuant to the provisions hereof and:  (i) shall be (A) a member of the American Institute of Real Estate Appraisers with not less than 10 years of experience in the appraisal of improved office and high tech industrial real estate in the San Diego area, or (B) a licensed commercial real estate broker with not less than 15

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years experience representing landlords and/or tenants in the leasing of high tech or life sciences space in the San Diego area, (ii) devoting substantially all of their time to professional appraisal or brokerage work, as applicable, at the time of appointment and (iii) be in all respects impartial and disinterested.

c.Rights Personal.  The Extension Right is personal to Tenant and is not assignable without Landlord’s consent, which may be granted or withheld in Landlord’s sole discretion separate and apart from any consent by Landlord to an assignment of Tenant’s interest in the Lease, except that they may be assigned in connection with any Permitted Assignment of the Lease.

d.Exceptions.  Notwithstanding anything set forth above to the contrary, the Extension Right shall, at Landlord’s option, not be in effect and Tenant may not exercise the Extension Right:

(i)during any period of time that Tenant is in Default under any provision of the Lease; or

(ii)if Tenant has been in Default under any provision of the Lease 3 or more times, whether or not the Defaults are cured, during the 12 month period immediately prior to the date that Tenant intends to exercise the Extension Right, whether or not the Defaults are cured.

e.No Extensions.  The period of time within which the Extension Right may be exercised shall not be extended or enlarged by reason of Tenant’s inability to exercise the Extension Right.

f.Termination.  The Extension Right shall, at Landlord’s option, terminate and be of no further force or effect even after Tenant’s due and timely exercise of the Extension Right, if, after such exercise, but prior to the commencement date of the Extension Term, (i) Tenant fails to timely cure any default by Tenant under the Lease; or (ii) Tenant has Defaulted 3 or more times during the period from the date of the exercise of the Extension Right to the date of the commencement of the Extension Term, whether or not such Defaults are cured.”

11.

Early Termination Right.  Tenant shall have the right, subject to the provisions of this Section 11, to terminate the Lease (“Termination Right”) with respect to the entire Premises only on the last day of the 82nd month after the Third Expansion Premises Commencement Date (“Early Termination Date”), so long as Tenant delivers to Landlord (a) a written notice (“Termination Notice”), of its election to exercise its Termination Right no less than 12 months in advance of the Early Termination Date, and (b) the payment to Landlord concurrent with Tenant’s delivery of the Termination Notice to Landlord, of an early termination payment in the amount of $2,500,000 (collectively, the “Early Termination Payment”).  If Tenant timely and properly exercises the Termination Right and delivers the Early Termination Payment, Tenant shall vacate the Premises and deliver possession thereof to Landlord in the condition required by the terms of this Lease on or before the Early Termination Date and Tenant shall have no further obligations under the Lease after the Early Termination Date except for those accruing prior to the Early Termination Date and those which, pursuant to the terms of this Lease, survive the expiration or early termination of this Lease.  If Tenant does not deliver to Landlord the Termination Notice and the Early Termination Payment within the time period provided in this paragraph, Tenant shall be deemed to have waived its Termination Right and the provisions of this Section 11 shall have no further force or effect.

12.

Signage.  Commencing on the Third Expansion Premises Commencement Date, Tenant shall have the right, at Tenant’s sole cost and expense, to signage bearing Tenant’s name and logo on a location at the top of the Building reasonably acceptable to Landlord and Tenant (the “Building Sign”).  Notwithstanding the foregoing, Tenant acknowledges and agrees that the Building Sign

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including, without limitation, the size, color and type, shall be subject to Landlord’s prior written approval, which shall not be unreasonably withheld and shall be consistent with applicable Legal Requirements.  Tenant shall be responsible, at Tenant’s sole cost and expense, for the installation of the Building Sign, maintenance of the Building Sign, for the removal of the Building Sign at the expiration or earlier termination of the Lease and for the repair of all damage resulting from such removal.

13.

Parking.  Commencing on the Third Expansion Premises Commencement Date, in addition to the parking spaces to which Tenant is entitled under the Lease, Tenant shall be entitled to use its pro rata share of unreserved parking spaces with respect to the Third Expansion Premises in those areas of the Project designated for non-reserved parking. Commencing on the Third Expansion Premises Commencement Date, Tenant shall have the right to use all of the parking spaces in the parking area located under the Building, which parking spaces shall be counted against Tenant’s pro rata share of parking spaces.

14.

California Accessibility Disclosure.  For purposes of Section 1938(a) of the California Civil Code, Landlord hereby discloses to Tenant, and Tenant hereby acknowledges, that the Project has not undergone inspection by a Certified Access Specialist (CASp).  In addition, the following notice is hereby provided pursuant to Section 1938(e) of the California Civil Code:  “A Certified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction-related accessibility standards under state law.  Although state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant.  The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the premises.”  In furtherance of and in connection with such notice:  (i) Tenant, having read such notice and understanding Tenant’s right to request and obtain a CASp inspection, hereby elects not to obtain such CASp inspection and forever waives its rights to obtain a CASp inspection with respect to the Premises, Building and/or Project to the extent permitted by Legal Requirements; and (ii) if the waiver set forth in clause (i) hereinabove is not enforceable pursuant to Legal Requirements, then Landlord and Tenant hereby agree as follows (which constitutes the mutual agreement of the parties as to the matters described in the last sentence of the foregoing notice):  (A) Tenant shall have the one-time right to request for and obtain a CASp inspection, which request must be made, if at all, in a written notice delivered by Tenant to Landlord; (B) any CASp inspection timely requested by Tenant shall be conducted (1) at a time mutually agreed to by Landlord and Tenant, (2) in a professional manner by a CASp designated by Landlord and without any testing that would damage the Premises, Building or Project in any way, and (3) at Tenant’s sole cost and expense, including, without limitation, Tenant’s payment of the fee for such CASp inspection, the fee for any reports prepared by the CASp in connection with such CASp inspection (collectively, the “CASp Reports”) and all other costs and expenses in connection therewith; (C) the CASp Reports shall be delivered by the CASp simultaneously to Landlord and Tenant; (D) Tenant, at its sole cost and expense, shall be responsible for making any improvements, alterations, modifications and/or repairs to or within the Premises to correct violations of construction-related accessibility standards including, without limitation, any violations disclosed by such CASp inspection; and (E) if such CASp inspection identifies any improvements, alterations, modifications and/or repairs necessary to correct violations of construction-related accessibility standards relating to those items of the Building and Project located outside the Premises that are Landlord’s obligation to repair as set forth in this Lease, then Landlord shall perform such improvements, alterations, modifications and/or repairs as and to the extent required by Legal Requirements to correct such violations, and Tenant shall reimburse Landlord for the cost of such improvements, alterations, modifications and/or repairs within 10 business days after Tenant’s receipt of an invoice therefor from Landlord.

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15.

OFAC.  Tenant is currently (a) in compliance with and shall at all times during the Term of the Lease remain in compliance with the regulations of the Office of Foreign Assets Control (“OFAC”) of the U.S. Department of Treasury and any statute, executive order, or regulation relating thereto (collectively, the “OFAC Rules”), (b) not listed on, and shall not during the term of the Lease be listed on, the Specially Designated Nationals and Blocked Persons List, Foreign Sanctions Evaders List, or the Sectoral Sanctions Identification List, which are all maintained by OFAC and/or on any other similar list maintained by OFAC or other governmental authority pursuant to any authorizing statute, executive order, or regulation, and (c) not a person or entity with whom a U.S. person is prohibited from conducting business under the OFAC Rules.

16.

Brokers.  Landlord and Tenant each represents and warrants that it has not dealt with any broker, agent or other person (collectively, “Broker”) in connection with the transaction reflected in this Sixth Amendment and that no Broker brought about this transaction, other than Hughes Marino and Cushman & Wakefield.  Landlord and Tenant each hereby agrees to indemnify and hold the other harmless from and against any claims by any Broker, other than Hughes Marino and Cushman & Wakefield claiming a commission or other form of compensation by virtue of having dealt with Tenant or Landlord, as applicable, with regard to this Sixth Amendment.

17.	Miscellaneous.

a.This Sixth Amendment is the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous oral and written agreements and discussions.  This Sixth Amendment may be amended only by an agreement in writing, signed by the parties hereto.

b.This Sixth Amendment is binding upon and shall inure to the benefit of the parties hereto, and their respective successors and assigns.

c.This Sixth Amendment may be executed in 2 or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature process complying with the U.S. federal ESIGN Act of 2000) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.  Electronic signatures shall be deemed original signatures for purposes of this Sixth Amendment and all matters related thereto, with such electronic signatures having the same legal effect as original signatures.

d.The signature page of any counterpart may be detached therefrom without impairing the legal effect of the signature(s) thereon provided such signature page is attached to any other counterpart identical thereto except having additional signature pages executed by other parties to this Sixth Amendment attached thereto.

e.Except as amended and/or modified by this Sixth Amendment, the Lease is hereby ratified and confirmed and all other terms of the Lease shall remain in full force and effect, unaltered and unchanged by this Sixth Amendment.  In the event of any conflict between the provisions of this Sixth Amendment and the provisions of the Lease, the provisions of this Sixth Amendment shall prevail.  Whether or not specifically amended by this Sixth Amendment, all of the terms and provisions of the Lease are hereby amended to the extent necessary to give effect to the purpose and intent of this Sixth Amendment.

[Signatures are on the next page.]

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IN WITNESS WHEREOF, the parties hereto have executed this Sixth Amendment as of the day and year first above written.

LANDLORD:	ARE-3535/3565 GENERAL ATOMICS COURT, LLC, a Delaware limited liability company

	By:	ALEXANDRIA REAL ESTATE EQUITIES, INC.,
a Maryland corporation, managing member

	By:	/s/ Eric Johnson
	Its:	Senior Vice President – Real Estate Legal Affairs

TENANT:	FATE THERAPEUTICS, INC.,
a Delaware corporation

	By:	/s/ J. Scott Wolchko
	Name:	J.Scott Wolchko
	Title:	President and CEO

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EXHIBIT A

Third Expansion Premises

[Graphic]

EXHIBIT B

Third Expansion Premises Work Letter

THIS THIRD EXPANSION PREMISES WORK LETTER dated May 31, 2018 (this “Third Expansion Premises Work Letter”) is made and entered into by and between ARE-3535/3565 GENERAL ATOMICS COURT, LLC, a Delaware limited liability company (“Landlord”), and FATE THERAPEUTICS, INC., a Delaware corporation (“Tenant”), and is attached to and made a part of that certain Lease Agreement dated as of December 3, 2009, as amended by that certain First Amendment to Lease Agreement dated as of October 1, 2011, as amended by that certain Second Amendment to Lease Agreement dated as of September 30, 2013, as amended by that certain Third Amendment to Lease Agreement dated as of September 2, 2014, as further amended by that certain Fourth Amendment to Lease dated as of March 2, 2015, as further amended by that certain Fifth Amendment to Lease dated as of June 1, 2016, and as further amended by that certain Sixth Amendment to Lease Agreement dated of even date herewith (as amended, the “Lease”), by and between Landlord and Tenant.  Any initially capitalized terms used but not defined herein shall have the meanings given them in the Lease.

1.General Requirements.

(a)Tenant’s Authorized Representative.  Tenant designates Jessica Francis and Jim Serbia (either such individual acting alone, “Tenant’s Representative”) as the only persons authorized to act for Tenant pursuant to this Third Expansion Premises Work Letter.  Landlord shall not be obligated to respond to or act upon any request, approval, inquiry or other communication (“Communication”) from or on behalf of Tenant in connection with this Third Expansion Premises Work Letter unless such Communication is in writing from Tenant’s Representative.  Tenant may change either Tenant’s Representative at any time upon not less than 5 business days advance written notice to Landlord.  Neither Tenant nor Tenant’s Representative shall be authorized to direct Landlord’s contractors in the performance of Landlord’s Work (as hereinafter defined).

(b)Landlord’s Authorized Representative.  Landlord designates Michael D’Ambrosia and Eric Hedblad (either such individual acting alone, “Landlord’s Representative”) as the only persons authorized to act for Landlord pursuant to this Third Expansion Premises Work Letter.  Tenant shall not be obligated to respond to or act upon any request, approval, inquiry or other Communication from or on behalf of Landlord in connection with this Third Expansion Premises Work Letter unless such Communication is in writing from Landlord’s Representative.  Landlord may change either Landlord’s Representative at any time upon not less than 5 business days advance written notice to Tenant. Landlord’s Representative shall be the sole persons authorized to direct Landlord’s contractors in the performance of Landlord’s Work.

(c)Architects, Consultants and Contractors.  Landlord and Tenant hereby acknowledge and agree that:  (i) the general contractor for the Tenant Improvements shall be C2 Building Group, (ii) Gensler shall be the architect (the “TI Architect”) for the Tenant Improvements, and (iii) any subcontractors for the Tenant Improvements shall be selected by Landlord, subject to Tenant’s approval, which approval shall not be unreasonably withheld, conditioned or delayed.

2.Tenant Improvements.

(a)Tenant Improvements Defined.  As used herein, “Tenant Improvements” shall mean all improvements to the Third Expansion Premises of a fixed and permanent nature as shown on the TI Construction Drawings, as defined in Section 2(c) below.  Other than Landlord’s Work (as defined in Section 3(a) below, Landlord shall not have any obligation whatsoever with respect to the finishing of the Third Expansion Premises for Tenant’s use and occupancy.

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(b)Tenant’s Space Plans.  Landlord and Tenant acknowledge and agree that that certain plan attached hereto as Schedule 1 (the “Space Plan”) has been approved by both Landlord and Tenant, subject to minor changes mutually agreed upon by Landlord and Tenant.  Landlord and Tenant further acknowledge and agree that any changes to the Space Plan constitute a Change Request the cost of which changes shall be paid for out of the TI Fund (as defined in Section 5(e) below).

(c)Working Drawings.  Landlord shall cause the TI Architect to prepare and deliver to Tenant for review and comment construction plans, specifications and drawings for the Tenant Improvements (“TI Construction Drawings”), which TI Construction Drawings shall be prepared substantially in accordance with the Space Plan.  Tenant shall be solely responsible for ensuring that the TI Construction Drawings reflect Tenant’s requirements for the Tenant Improvements.  Tenant shall deliver its written comments on the TI Construction Drawings to Landlord not later than 10 business days after Tenant’s receipt of the same; provided, however, that Tenant may not disapprove any matter that is consistent with the Space Plan without submitting a Change Request.  Landlord and the TI Architect shall consider all such comments in good faith and shall, within 10 business days after receipt, notify Tenant how Landlord proposes to respond to such comments, but Tenant’s review rights pursuant to the foregoing sentence shall not delay the design or construction schedule for the Tenant Improvements.  Any disputes in connection with such comments shall be resolved in accordance with Section 2(d) hereof.  Provided that the design reflected in the TI Construction Drawings is consistent with the Space Plan, Tenant shall approve the TI Construction Drawings submitted by Landlord, unless Tenant submits a Change Request.  Once approved by Tenant, subject to the provisions of Section 4 below, Landlord shall not materially modify the TI Construction Drawings except as may be reasonably required in connection with the issuance of the TI Permit (as defined in Section 3(b) below).

(d)Approval and Completion.  It is hereby acknowledged by Landlord and Tenant that the TI Construction Drawings must be completed and approved no later than July 6, 2018, in order for the Landlord’s Work to be Substantially Complete by the Target Third Expansion Premises Commencement Date (as defined in the Lease).  Upon any dispute regarding the design of the Tenant Improvements, which is not settled within 10 business days after notice of such dispute is delivered by one party to the other, Tenant may make the final decision regarding the design of the Tenant Improvements, provided (i) Tenant acts reasonably and such final decision is either consistent with or a compromise between Landlord’s and Tenant’s positions with respect to such dispute, (ii) that all increases in costs and expenses resulting from any such decision by Tenant shall be payable out of the TI Fund, and (iii) Tenant’s decision will not affect the base Building, structural components of the Building or any Building systems.  Any changes to the TI Construction Drawings following Landlord’s and Tenant’s approval of same requested by Tenant shall be processed as provided in Section 4 hereof.

3.Performance of Landlord’s Work.

(a)Definition of Landlord’s Work.  As used herein, “Landlord’s Work” shall mean the work of constructing the Tenant Improvements.

(b)Commencement, Permitting and Progress.  Landlord shall commence construction of the Tenant Improvements upon obtaining a building permit (the “TI Permit”) authorizing the construction of the Tenant Improvements consistent with the TI Construction Drawings approved by Tenant.  The cost of obtaining the TI Permit shall be payable from the TI Fund.  Tenant shall assist Landlord in obtaining the TI Permit.  If any Governmental Authority having jurisdiction over the construction of Landlord’s Work or any portion thereof shall impose terms or conditions upon the construction thereof that:  (i) are inconsistent with Landlord’s obligations hereunder, (ii) increase the cost of constructing Landlord’s Work, or (iii) will materially delay the construction of Landlord’s Work, Landlord and Tenant shall reasonably and in good faith seek means by which to mitigate or eliminate any such adverse terms and conditions.

During the construction of the Tenant Improvements, Landlord, Tenant’s Project Manager and the general contractor (and any other parties reasonably necessary as determined by the general contractor) will meet on a weekly basis to review and discuss the progress of the Landlord’s Work and any claimed

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Tenant Delays, Force Majeure events or other delays in the schedule of Substantial Completion of the Landlord’s Work.

(c)Completion of Landlord’s Work.  Landlord shall (i) diligently prosecute Landlord’s Work, and (ii) use diligent efforts to substantially complete or cause to be substantially completed Landlord’s Work in a good and workmanlike manner, in compliance in all material respects with the TI Permit, the TI Construction Drawings and applicable Legal Requirements subject, in each case, to Minor Variations and normal “punch list” items of a non-material nature that do not interfere with the use of the Third Expansion Premises (“Substantial Completion” or “Substantially Complete”).  Upon Substantial Completion of Landlord’s Work, Landlord shall require the TI Architect and the general contractor to execute and deliver, for the benefit of Tenant and Landlord, a Certificate of Substantial Completion in the form of the American Institute of Architects (“AIA”) document G704.  For purposes of this Third Expansion Premises Work Letter, “Minor Variations” shall mean any modifications reasonably required:  (i) to comply with all applicable Legal Requirements and/or to obtain or to comply with any required permit (including the TI Permit); (ii) to comply with any request by Tenant for modifications to Landlord’s Work; (iii) to comport with good design, engineering, and construction practices that are not material; or (iv) to make reasonable adjustments for field deviations or conditions encountered during the construction of Landlord’s Work.

(d)Selection of Materials.  Where more than one type of material or structure is indicated on the TI Construction Drawings approved by Landlord and Tenant, the option will be selected at Landlord’s sole and absolute discretion.  As to all building materials and equipment that Landlord is obligated to supply under this Third Expansion Premises Work Letter, Landlord shall select the manufacturer thereof in its sole and absolute discretion.

(e)Delivery of the Third Expansion Premises.  When Landlord’s Work is Substantially Complete, subject to the remaining terms and provisions of this Section 3(e) (including, without limitation, Landlord’s obligation to complete any punch list items), Tenant shall accept the Third Expansion Premises.  Tenant’s acceptance of the Premises shall in no event limit Landlord’s maintenance obligations with respect to the Third Expansion Premises pursuant to Section 13 of the Lease. Tenant’s taking possession and acceptance of the Third Expansion Premises shall not constitute a waiver of:  (i) any warranty with respect to workmanship (including installation of equipment) or material (exclusive of equipment provided directly by manufacturers), (ii) any non-compliance of Landlord’s Work with applicable Legal Requirements, or (iii) any claim that Landlord’s Work was not completed substantially in accordance with the TI Construction Drawings (subject to Minor Variations and such other changes as are permitted hereunder) (collectively, a “Construction Defect”).  Tenant shall have one year after Substantial Completion within which to notify Landlord of any such Construction Defect discovered by Tenant, and Landlord shall use reasonable efforts to remedy or cause the responsible contractor to remedy any such Construction Defect within 30 days thereafter.  Notwithstanding the foregoing, Landlord shall not be in default under the Lease if the applicable contractor, despite Landlord’s reasonable efforts, fails to remedy such Construction Defect within such 30-day period.  If the contractor fails to remedy such Construction Defect within a reasonable time, Landlord shall cause the Construction Defect to be remedied within a reasonable period.

Tenant shall be entitled to receive the benefit of all construction warranties and manufacturer’s equipment warranties relating to equipment installed in the Third Expansion Premises.  If requested by Tenant, Landlord shall attempt to obtain extended warranties from manufacturers and suppliers of such equipment, but the cost of any such extended warranties shall be borne solely by Tenant.  Landlord shall promptly undertake all punch list items and shall use reasonable efforts to complete such punch list items within 30 days after the Substantial Completion of the Tenant Improvements.

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(f)Third Expansion Premises Commencement Date Delay.  Except as otherwise provided in the Lease, Delivery of the Third Expansion Premises shall occur when Landlord’s Work has been Substantially Completed, except to the extent that completion of Landlord’s Work shall have been actually delayed by any one or more of the following causes (“Tenant Delay”):

(i)Tenant’s Representative was not available within 2 business days to give or receive any Communication or to take any other action required to be taken by Tenant hereunder;

(ii)Tenant’s request for Change Requests (as defined in Section 4(a) below) whether or not any such Change Requests are actually performed;

(iii)Construction of any Change Requests;

(iv)Tenant’s request for materials, finishes or installations requiring unusually long lead times, provided that promptly after Landlord learns of such long lead times, Landlord informs Tenant that the requested items will require unusually long lead times;

(v)Tenant’s delay in reviewing, revising or approving plans and specifications beyond the periods set forth herein;

(vi)Tenant’s delay in providing information critical to the normal progression of the Project.  Tenant shall provide such information as soon as reasonably possible, but in no event longer than one week after receipt of any request for such information from Landlord;

(vii)Tenant’s delay in making payments to Landlord for Excess TI Costs (as defined in Section 5(e) below); or

(viii)Any other act or omission by Tenant or any Tenant Party (as defined in the Lease), or persons employed by any of such persons.

If Delivery is delayed for any of the foregoing reasons, then Landlord shall cause the TI Architect to certify the date on which the Tenant Improvements would have been completed but for such Tenant Delay and such certified date shall be the date of Delivery.  Landlord shall provide Tenant with written notice (which notice may be made via email) of any Tenant Delay promptly after the occurrence of the same.

4.Changes.  Any changes requested by Tenant to the Tenant Improvements after the delivery and approval by Landlord of the Space Plan shall be requested and instituted in accordance with the provisions of this Section 4 and shall be subject to the written approval of Landlord and the TI Architect, such approval not to be unreasonably withheld, conditioned or delayed.

(a)Tenant’s Request For Changes.  If Tenant shall request changes to the Tenant Improvements (“Changes”), Tenant shall request such Changes by notifying Landlord in writing in substantially the same form as the AIA standard change order form (a “Change Request”), which Change Request shall detail the nature and extent of any such Change.  Such Change Request must be signed by Tenant’s Representative.  Landlord shall, before proceeding with any Change, respond to Tenant as soon as is reasonably possible with an estimate of:  (i) the time it will take, and (ii) the architectural and engineering fees and costs that will be incurred, to analyze such Change Request (which costs shall be paid by Tenant to the extent actually incurred, whether or not such change is implemented).  Landlord shall thereafter submit to Tenant in writing, within 5 business days of receipt of the Change Request (or such longer period of time as is reasonably required depending on the extent of the Change Request), an analysis of the additional cost or savings involved, including, without limitation, architectural and engineering costs and the period of time, if any, that the Change will extend the date on which Landlord’s Work will be Substantially Complete.  Any such delay in the completion of Landlord’s

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Work caused by a Change, including any suspension of Landlord’s Work while any such Change is being evaluated and/or designed, shall be Tenant Delay.

(b)Implementation of Changes.  If Tenant:  (i) approves in writing the cost or savings and the estimated extension or reduction in the time for completion of Landlord’s Work, if any, and (ii) deposits with Landlord 50% of the Excess TI Costs required in connection with such Change, Landlord shall cause the approved Change to be instituted.  Notwithstanding any approval or disapproval by Tenant of any estimate of the delay caused by such proposed Change, the TI Architect’s determination of the amount of Tenant Delay in connection with such Change shall be final and binding on Landlord and Tenant.

5.Costs.

(a)Budget For Tenant Improvements.  Before the commencement of construction of the Tenant Improvements, Landlord shall obtain a detailed breakdown by trade of the costs incurred or that will be incurred in connection with the design and construction of the Tenant Improvements (the “Budget”).  The Budget shall be based upon the TI Construction Drawings approved by Tenant and shall include a payment to Landlord of administrative rent (“Administrative Rent”) equal to 2% of the TI Allowance for monitoring and inspecting the construction of the Tenant Improvements and Changes, which sum shall be payable from the TI Fund (as defined in Section 5(e).  Administrative Rent shall include, without limitation, all out-of-pocket costs, expenses and fees incurred by or on behalf of Landlord arising from, out of, or in connection with monitoring the construction of the Tenant Improvements and Changes, and shall be payable out of the TI Fund.  If the Budget is greater than the TI Allowance, Tenant shall deposit with Landlord the difference, in cash, prior to the commencement of construction of the Tenant Improvements or Changes, for disbursement by Landlord as described in Section 5(e).

(b)TI Allowance.  Landlord shall provide to Tenant a tenant improvement allowance (the “TI Allowance”) of $1,850,000.  The TI Allowance shall be disbursed in accordance with this Work Letter.

(c)Costs Includable in TI Fund.  The TI Fund shall be used solely for the payment of design, permits and construction costs in connection with the construction of the Tenant Improvements, including, without limitation, the cost of electrical power and other utilities used in connection with the construction of the Tenant Improvements, the cost of preparing the Space Plan and the TI Construction Drawings, all costs set forth in the Budget, including Landlord’s Administrative Rent, Landlord’s out-of-pocket expenses, costs resulting from Tenant Delays and the cost of Changes (collectively, “TI Costs”).  Except as expressly set forth below, the TI Fund shall not be used to purchase any furniture, personal property or other non-Building system materials or equipment, including, but not limited to, Tenant’s voice or data cabling, non-ducted biological safety cabinets and other scientific equipment not incorporated into the Tenant Improvements.

(d)Project Management Fee.  Landlord hereby agrees to pay to Serbia Consulting Group (“Tenant’s Project Manager”) a project management fee equal to $50,000 in order for Tenant’s Project Manager to serve as Tenant’s project manager in connection with the Tenant Improvements (“Project Management Fee”).  For Clarity, the Project Management Fee is in addition to the TI Allowance and not payable from the TI Fund.

(e)Excess TI Costs.  Landlord shall have no obligation to bear any portion of the cost of any of the Tenant Improvements except to the extent of the TI Allowance.  If at any time the remaining TI Costs under the Budget exceed the remaining unexpended TI Allowance, Tenant shall deposit with Landlord, as a condition precedent to Landlord’s obligation to complete the Tenant Improvements, 50% of the then current TI Cost in excess of the remaining TI Allowance (“Excess TI Costs”) and the remaining 50% of the Excess TI Costs upon Substantial Completion of the Tenant Improvements.  If Tenant fails to deposit any Excess TI Costs with Landlord, Landlord shall have all of the rights and remedies set forth in the Lease for nonpayment of Rent (including, but not limited to, the right to interest at the Default Rate and the right to assess a late charge).  For purposes of any litigation instituted with regard to such amounts, those amounts will be deemed Rent under the Lease.  The TI Allowance and Excess TI Costs

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are herein referred to as the “TI Fund.”  Funds deposited by Tenant shall be the first disbursed to pay TI Costs.  Notwithstanding anything to the contrary set forth in this Section 5(e), Tenant shall be fully and solely liable for TI Costs and the cost of Minor Variations in excess of the TI Allowance.  If upon completion of the Tenant Improvements and the payment of all sums due in connection therewith there remains any undisbursed portion of the TI Fund, Tenant shall be entitled to such undisbursed TI Fund solely to the extent of any Excess TI Costs deposit Tenant has actually made with Landlord.

6.Tenant Access.

(a)Tenant’s Access Rights.  Landlord hereby agrees to permit Tenant (including Tenant’s Representative and Tenant’s Project Manager) access, at Tenant’s sole risk and expense, to the Third Expansion Premises (i) 60 days prior to the Third Expansion Premises Commencement Date to perform any data cabling work and 30 days prior to the Third Expansion Premises Commencement Date to perform any other work (such data cabling and other work, “Tenant’s Work”) required by Tenant other than Landlord’s Work, provided that such Tenant’s Work is coordinated with the TI Architect and the general contractor, and complies with the Lease and all other reasonable restrictions and conditions Landlord may impose, and (ii) prior to the completion of Landlord’s Work, to, at Tenant’s election and not as an obligation, inspect and observe work in process to determine, in Tenant’s estimation, if Landlord’s Work proceeding in accordance with the TI Construction Drawings, the TI Permit and the schedule; all such access shall be during normal business hours or at such other times as are reasonably designated by Landlord.  Any entry by Tenant shall comply with all established safety practices of Landlord’s contractor and Landlord until completion of Landlord’s Work and acceptance thereof by Tenant.

(b)No Interference.  Neither Tenant nor any Tenant Party (as defined in the Lease) shall interfere with the performance of Landlord’s Work, nor with any inspections or issuance of final approvals by applicable Governmental Authorities, and upon any such interference, Landlord shall have the right to exclude Tenant and any Tenant Party from the Third Expansion Premises until Substantial Completion of Landlord’s Work.

(c)No Acceptance of Third Expansion Premises.  The fact that Tenant may, with Landlord’s consent, enter into the Third Expansion Premises prior to the date Landlord’s Work is Substantially Complete for the purpose of performing Tenant’s Work shall not be deemed an acceptance by Tenant of possession of the Third Expansion Premises, but in such event Tenant shall defend with counsel reasonably acceptable by Landlord, indemnify and hold Landlord harmless from and against any loss of or damage to Tenant’s property, completed work, fixtures, equipment, materials or merchandise, and from liability for death of, or injury to, any person, caused by the act or omission of Tenant or any Tenant Party.

7.Miscellaneous.

(a)Consents.  Whenever consent or approval of either party is required under this Third Expansion Premises Work Letter, that party shall not unreasonably withhold, condition or delay such consent or approval, unless expressly set forth herein to the contrary.

(b)Modification.  No modification, waiver or amendment of this Third Expansion Premises Work Letter or of any of its conditions or provisions shall be binding upon Landlord or Tenant unless in writing signed by Landlord and Tenant.

(c)No Default Funding.  In no event shall Landlord have any obligation to fund any of the TI Costs or perform any Landlord’s Work during any period that Tenant is in Default under the Lease.

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Schedule 1

Space Plan

[Graphic]

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